UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

PANERA BREAD COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6710 Clayton Road Richmond Heights, MO	63117
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 314-633-7100

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2008, the Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”) of Panera Bread Company (the “Company”) approved choice award grants to a number of Company employees, including three of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K): John M. Maguire, the Company’s Executive Vice President and Chief Operating Officer; Mark A. Borland, the Company’s Senior Vice President, Chief Supply Chain Officer; and Jeffrey W. Kip, the Company’s Senior Vice President, Chief Financial Officer.

The choice award grants were made under the Company’s 2006 Stock Incentive Plan and permit each recipient to elect to receive, on March 28, 2008 unless otherwise determined by the Compensation Committee, an award in the form of restricted stock or a non-statutory stock option. The number of shares of restricted stock or shares underlying the stock option subject to the choice award was determined by the value of the choice award granted to each recipient (the “Award Value”). Each recipient may elect to receive (1) up to a number of restricted shares of the Company’s Class A common stock as has a fair market value equal to the applicable Award Value on March 28, 2008 as determined by the closing price of shares of Class A common stock on The Nasdaq Global Select Market on that date, or (2) a stock option to purchase up to a number of shares of Class A common stock as would cause the stock option to have a value equal to the applicable Award Value on March 28, 2008 based on the Black-Scholes option pricing model, or (3) a combination of restricted stock and a stock option (in 25% increments) as has an aggregate value equal to the applicable Award Value on March 28, 2008. The Award Value of the choice award granted to Mr. Maguire was $150,000 and the Award Value of the choice award granted to each of Mr. Borland and Mr. Kip was $100,000.

If the recipient elects to receive restricted stock under the choice award, the recipient will receive shares of Class A Common Stock that are subject to forfeiture and may not be sold or transferred unless and until they vest. The shares of restricted stock will vest over a three-year period commencing on March 28, 2008, with 33 1/3% vesting on March 28, 2009, and an additional 33 1/3% vesting on March 28, 2010 and 2011, respectively, subject to continued employment with the Company. In the event the recipient is no longer employed by the Company, any unvested shares of restricted stock held by the recipient will be forfeited. In the event of the recipient’s death or disability between two vesting accrual periods, a pro rata portion of the unvested shares for the current year will also vest.

If the recipient elects to receive a stock option, the option will have an exercise price equal to the closing price of the Class A Common Stock on The Nasdaq Global Select Market on March 28, 2008 and will vest over a three-year period commencing on March 28, 2008, with 33 1/3% vesting on March 28, 2009, and an additional 33 1/3% vesting on March 28, 2010 and 2011, respectively. In the event of the recipient’s death or disability between two vesting accrual periods, a pro rata portion of the unvested option for the current year will also vest. The option will terminate six years from the date of grant, but will be subject to earlier termination as provided in the award agreement and the Company’s 2006 Stock Incentive Plan.

Also, on March 14, 2008, the Board of Directors of the Company approved the 2008 annual base salary for Ronald M. Shaich, the Company’s Chief Executive Officer and a “named executive officer” of the Company (as used in Instruction 4 to Item 5.02 of Form 8-K). Mr. Shaich’s 2008 annual base salary, which is effective as of December 26, 2007 (the first day of the Company’s 2008 fiscal year), is $600,000. Mr. Shaich’s 2007 annual base salary (for comparison purposes only) was $530,000.

Finally, on March 14, 2008, the Board of Directors of the Company added Chief Operating Officer to the title of John M. Maguire, the Company’s Executive Vice President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY

Date: March 20, 2008

By: /s/ Jeffrey W. Kip
Name: Jeffrey W. Kip
Title: Senior Vice President,
Chief Financial Officer